Exhibit 99.1

News Release

For Immediate Release:

August 7, 2013

International Barrier Technology Issues Stock Options

August 7, 2013 – Watkins, MN - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV) announces that is has granted stock options to directors, officers, employees and consultants of the Company, exercisable to acquire up to 1,177,500 common shares of the Company, at a price equivalent to $0.10 CDN per common share on the date of grant, expiring on August 2, 2016.

This press release is being issued in accordance with the requirements of TSX Venture Exchange policies.

About International Barrier Technology Inc.
International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire-resistant building materials branded as LP® FlameBlock® Fire-Rated OSB Sheathing and Mule-Hide FR Deck Panel. Barrier's award-winning fire-resistant wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact.  Barrier's family of products provides customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction.  For more information please visit: www.intlbarrier.com.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

(800) 638-4570

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Melissa McElwee, CFO

International Barrier Technology

(800) 638-4570

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 800-638-4570  •  Email: mmcelwee@intlbarrier.com